Notice of
2002
Annual Meeting
and
Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING
IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND
RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

Owens & Minor, Inc.
4800 Cox Road
Glen Allen, Virginia 23060-6292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Owens & Minor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 13, 2002

Dear Shareholders:

I would be delighted for you to attend our Annual Meeting of Shareholders on Thursday, April 25, 2002 at 10:00 a.m. The meeting will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia. Directions are on the back of the Proxy Statement. Morning refreshments will be served. For those shareholders unable to attend the meeting, an audio of the Annual Meeting will be available on our website at  www.owens-minor.com for 30 days following the Annual Meeting.

The primary business of the meeting will be (i) to elect three directors and (ii) to ratify KPMG LLP as our independent auditors. In addition to considering these matters, we will review major developments since our last shareholders meeting as well as opportunities in 2002 and beyond.

Please complete, sign and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

G. GILMER MINOR, III
Chairman and Chief Executive Officer

Proxy Statement

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and return the proxy card in the enclosed envelope.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 25, 2002

TO THE SHAREHOLDERS OF OWENS & MINOR:

The Annual Meeting of Shareholders of Owens & Minor will be held on Thursday, April 25, 2002 at 10:00 a.m. at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia.

The purposes of the meeting are:

1.	To elect three directors to serve until the Annual Meeting of Shareholders in 2005;

2.	To ratify the appointment of KPMG LLP as independent auditors; and

3.	To transact any other business properly before the Annual Meeting.

Shareholders as of March 1, 2002 will be entitled to vote at the Annual Meeting.

Your attention is directed to the attached Proxy Statement. This Proxy Statement, proxy card and Owens & Minor’s 2001 Annual Report are being distributed on or about March 13, 2002.

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL
Senior Vice President,
General Counsel & Secretary

Street Address	Mailing Address
4800 Cox Road	P.O. Box 27626
Glen Allen, Virginia 23060-6292	Richmond, Virginia 23261-7626

PROXY STATEMENT
Annual Meeting of Shareholders
to be held on April 25, 2002

ABOUT THE MEETING

What You Are Voting On

Proposal 1: The election of the following three directors, each for a three-year term:
Vernard	W. Henley, G. Gilmer Minor, III and Peter S. Redding.

Proposal	2: Ratification of KPMG LLP as Owens & Minor’s independent auditors.

Who is Entitled to Vote

Shareholders as of the close of business on March 1, 2002 (the Record Date) are entitled to vote. Each share of Common Stock is entitled to one vote.

How to Vote

Vote by completing, signing and returning the enclosed proxy card. You may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy, (2) giving notice in writing to the Secretary of the Company or (3) voting in person at the meeting.

What Happens if You Don’t Make Selections on Your Proxy Card

If you sign your proxy card, but do not make any selections, you give authority to the individuals designated on the proxy card to vote on the two proposals and any other matter that may arise at the meeting. All proxies will be voted in favor of each proposal unless otherwise indicated on the proxy card.

What it Means if You Get More Than One Proxy Card

Your shares are probably registered differently or are held in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

What Constitutes a Quorum

As of March 1, 2002, 34,008,663 shares of Owens & Minor Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the Annual Meeting. If you vote by proxy card, you will be considered part of the quorum. Abstentions and shares held by brokers that are voted on any matter are included in the quorum.

When Year 2003 Shareholder Proposals Are Due

To be included in the Company’s proxy statement and proxy card for the 2003 Annual Meeting, shareholder proposals must be submitted in writing on or before November 13, 2002 to Drew St. J. Carneal, Senior Vice President, General Counsel & Secretary, Owens & Minor, 4800 Cox Road, Glen Allen, VA 23060. All proposals must comply with the applicable requirements of the Federal securities laws for inclusion in the Company’s proxy statement. In addition, a shareholder proposal that is to be raised at the 2003 Annual Meeting but not included in the Company’s proxy statement must be submitted in writing to the above address on or before December 13, 2002 in accordance with (and containing the information required by) the Company’s Bylaw provisions, a copy of which may be obtained by contacting the Secretary at the address indicated above.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. Georgeson Shareholder has been retained to aid in the distribution and solicitation of proxies for approximately $4,500 plus expenses. The Company will reimburse stockbrokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during 2001. All directors attended at least 75% of the total meetings of the Board of Directors and any committees on which they serve.

The Board of Directors has the following committees:

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

Audit Committee:    Oversees the Company’s financial reporting and internal control structure and serves as a direct line of communication among the Company’s independent auditors, internal audit department and the Board. Recommends the Company’s independent auditors. All members are non-employee directors.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. All members are non-employee directors.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers. Reviews and evaluates the procedures, practices and policies of the Board and its members. All members are non-employee directors.

Strategic Planning Committee:    Reviews and makes recommendations for the strategic direction of the Company.

BOARD COMMITTEE MEMBERSHIP

Director	Board		Audit		Compensation & Benefits		Executive		Governance & Nominating		Strategic Planning

A. Marshall Acuff, Jr.	X		X						X		X

Henry A. Berling	X						X				X

Josiah Bunting, III	X		X						X		X

John T. Crotty	X		X		X						X	*

James B. Farinholt, Jr.	X		X	*			X				X

Vernard W. Henley	X		X		X				X

G. Gilmer Minor, III	X	*					X	*			X

Peter S. Redding	X		X		X						X

James E. Rogers	X				X	*	X				X

James E. Ukrop	X				X				X		X

Anne Marie Whittemore	X				X		X		X	*

No. of meetings in 2001	6		4		4		1		2		1
*Chairperson

DIRECTOR COMPENSATION

Employee directors receive no additional compensation other than their normal salary for serving on the Board or any of its committees.

Non-employee directors receive the following annual cash and stock compensation:

DIRECTOR COMPENSATION TABLE

Type of Compensation	Cash		Stock

Annual Retainer	$12,500		$12,500

Additional Retainer for Committee Chair	$3,500

Board or Committee Attendance Fee (per meeting)	$1,200	*

Board or Committee Telephone Conference (per meeting)	$800

Stock Options			Option for 3000 shares

*The attendance fee for any committee meeting held on the same day as a Board meeting is $800. The attendance fee for multiple committee meetings held on the same day is $1,200 for the first meeting and $800 for each additional meeting.

Directors may defer the receipt of all or part of their director fees. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director. Directors are also permitted to receive payment of their director fees in Common Stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting to serve for a three-year term. Three directors will be elected at the Annual Meeting to serve for a three-year term expiring at the Company’s Annual Meeting in the year 2005. Each nominee has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board.

Unless otherwise directed, a proxy will be voted for the nominees shown below. Each nominee must be elected by a plurality of shares voted in this election. Votes that are withheld and broker shares that are not voted in the election of directors will not be included in determining the number of votes cast.

Information on each nominee and each continuing director, including age and principal occupation during the past five years, is set forth below.

The Board of Directors recommends a vote FOR the election of each nominee as director.

NOMINEES FOR ELECTION

For Three-Year Term Expiring in 2005:

Vernard W. Henley, 72, retired March 15, 2001 as Chairman of the Board and Chief Executive Officer of Consolidated Bank and Trust Company, Richmond, Virginia. Mr. Henley has been a director since 1993.

G. Gilmer Minor, III, 61, is Chairman and Chief Executive Officer of Owens & Minor. Mr. Minor also serves on the Board of Directors of SunTrust Banks, Inc. Mr. Minor has been a director since 1980.

Peter S. Redding, 63, retired December 31, 2000 as President and Chief Executive Officer of Standard Register Company. He serves on the Board of Directors of Projects Unlimited in Dayton, Ohio. Mr. Redding has been a director since 1999.

DIRECTORS CONTINUING IN OFFICE

Terms expiring in 2004:

A. Marshall Acuff, Jr., 62, retired September 12, 2001 as Senior Vice President and Managing Director of Salomon Smith Barney, Inc. where he was responsible for equity strategy as a member of the firm’s Investment Policy Committee. Mr. Acuff is a Chartered Financial Analyst. He serves as National Chair for the Association of Governing Boards of Colleges and Universities and is a member of the Board of Directors of Sweet Briar College. He also serves as a board member of the Virginia Foundation for Independent Colleges, the Jamestown-Yorktown Foundation, Inc., the Episcopal Church Foundation and the Endowment Association of the College of William and Mary. Mr. Acuff has been a director since 2001.

Henry A. Berling, 59, is Executive Vice President, Partnership Development of Owens & Minor and has served in this position since 1995. From 1996 to 1998, he also served as the Company’s Chief Sales Officer. Mr. Berling has been a director since 1998.

James B. Farinholt, Jr., 67, is Special Assistant to the President for Economic Development of Virginia Commonwealth University, advising on campus expansion and commercialization of scientific discoveries. He is a member of the Board of Directors of PharmaNetics Inc. and the VCU Intellectual Properties Foundation. Mr. Farinholt has been a director since 1974.

Anne Marie Whittemore, 55, is a partner in the law firm of McGuireWoods LLP. Mrs. Whittemore also serves on the Boards of Directors of T. Rowe Price Group, Inc. and Albemarle Corporation. Mrs. Whittemore has been a director since 1991.

Terms expiring in 2003:

Josiah Bunting, III, 62, is Superintendent of the Virginia Military Institute, Lexington, Virginia. From 1987 to 1995, he served as Headmaster of The Lawrenceville School. General Bunting has been a director since 1995.

John T. Crotty, 64, is Managing Partner of CroBern Management Partnership, a healthcare investment firm, and President of CroBern, Inc., a healthcare consulting and advisory firm. Prior to co-founding these businesses, Mr. Crotty held several senior management positions during 19 years with American Hospital Supply Corporation, including corporate vice president of planning and business development and president of the services operating group. He also serves on the Boards of Directors of four private companies in the healthcare industry. Mr. Crotty has been a director since 1999.

James E. Rogers, 56, is President of SCI Investors Inc, a private equity investment firm. Mr. Rogers also serves on the Boards of Directors of Wellman, Inc., Caraustar Industries, Inc., Chesapeake Corporation and Cadmus Communications. Mr. Rogers has been a director since 1991.

James E. Ukrop, 64, is Chairman of Ukrop’s Super Markets, Inc., a retail grocery chain, and Chairman of First Market Bank. Mr. Ukrop also serves on the Board of Directors of Legg Mason, Inc. Mr. Ukrop has been a director since 1987.

PROPOSAL 2: APPROVAL OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as the Company’s independent auditors for 2002, subject to ratification by the shareholders. Unless otherwise directed, a proxy will be voted for the ratification of the appointment of KPMG LLP as independent auditors of the Company.

For the year ended December 31, 2001, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

Audit Fees.    Audit fees for the Company’s 2001 financial statements were $193,000.

All Other Fees.    Aggregate fees were $94,800 for audit related services consisting of employee benefit plan audits, services performed in connection with the Company’s debt offering and accounting consultations. Fees were $39,145 for non-audit related tax services.

Financial Information Systems Design and Implementation Fees.    KPMG LLP did not provide professional services relating to financial information systems design and implementation during 2001.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions and to make a statement, if they desire to do so.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as Owens & Minor’s independent auditors for 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of six “independent” directors as defined in the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent auditors. Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent auditors.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, including the scope of the auditors’ responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with KPMG LLP that firm’s independence from the Company and considered the compatibility of nonaudit services with the auditors’ independence.

Based upon its discussions with management and KPMG LLP and its review of the representation of management and the report of KPMG LLP to the Audit Committee, the Audit Committee has no reason to believe that the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 contain an untrue statement of material fact or omit to state a material fact necessary to make the statements made not misleading (in light of the circumstances under which they were made). Accordingly, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

A. Marshall Acuff, Jr.
Josiah Bunting, III
John T. Crotty
James B. Farinholt, Jr. (Chairman)
Vernard W. Henley
Peter S. Redding

STOCK OWNERSHIP INFORMATION

Compliance With Section 16(a) Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC of holdings and transactions in the Company’s Common Stock. Based on the Company’s records and information provided by the directors and officers, the Company believes that the filing requirements were satisfied in 2001.

Stock Ownership Guidelines

Under the Company’s Management Equity Ownership Program (MEOP) adopted in 1997, officers are expected, over a five-year period, to achieve the following levels of ownership of Common Stock.

Officer	Value of Common Stock Owned
Chief Executive Officer	4.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

In addition, the Board of Directors adopted a policy in 1997 that each director achieve, over a five-year period, a level of ownership in Common Stock equal to at least five times the annual retainer fee (including both cash and stock retainer).

Stock Ownership By Management and the Board of Directors

This table shows as of March 1, 2002 the number of shares of Common Stock beneficially owned by each director and nominee, the Company’s five most highly compensated officers and all current executive officers and directors of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other(2)	Aggregate Percentage Owned

G. Gilmer Minor, III	769,915	23,796	2.32%

A. Marshall Acuff, Jr.	5,899	0	*

Henry A. Berling	476,814	8,457	1.42%

Josiah Bunting, III	13,590	0	*

John T. Crotty	16,848	74	*

James B. Farinholt, Jr.	23,326	0	*

Vernard W. Henley	23,208	0	*

Peter S. Redding	15,207	121	*

James E. Rogers	30,584	0	*

James E. Ukrop	76,647	0	*

Anne Marie Whittemore	37,389	225	*

Craig R. Smith	290,567	1,428	*

Jeffrey Kaczka	13,627	15	*

David R. Guzmán	14,921	221	*

All Executive Officers and Directors as a group (22 persons)	2,354,567	50,644	6.86%

*Represents less than 1% of the total number of shares outstanding.

(1) Includes 1,035,114 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 1, 2002. Stock options exercisable within 60 days of March 1, 2002 for each of the Named Executive Officers are as follows:

Mr. Minor 218,200, Mr. Smith 236,950, Mr. Berling 147,300, Mr. Kaczka 10,000, Mr. Guzmán 10,800

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; (c) shares held by the 401(k) plan; and (d) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following organizations are deemed by SEC rules to beneficially own more than 5% of Owens & Minor Common Stock:

Wellington Management Company, LLP (75 State Street, Boston, MA 02109) in its capacity as an investment adviser owned 4,331,500 shares, or 12.74%, as of February 14, 2002. Of these 4,331,500 shares, 2,362,100 shares, or 6.95%, were owned by Vanguard Specialized Funds—Vanguard Health Care Fund (100 Vanguard Blvd., Malvern, PA 19355) as of February 6, 2002.

Westport	Asset Management, Inc. (253 Riverside Avenue, Westport, CT 06880) in its capacity as an investment adviser owned 2,722,916 shares, or 8.00%, as of February 15, 2002.

DKR
Management Company Inc. (1281 East Main Street, Stamford, CT 06902) in its capacity as an investment adviser owned 772,282 shares of Owens & Minor term convertible securities (which are convertible into 1,872,166 shares of Common Stock or 5.22%) as of December 31, 2001. Basso Securities Ltd. (1281 East Main Street, Stamford, CT 06902) shared ownership of these securities in its capacity as portfolio manager.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows for each of the past three years the compensation paid by the Company to its five most highly compensated officers (“Named Executive Officers”).

		Annual Compensation			Long-Term Compensation (1)

Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options(#)(4)	All Other Compensation ($)(5)

G. Gilmer Minor, III Chairman & Chief Executive Officer	2001 2000 1999	$666,151 600,183 518,071	$333,009 245,766 0	— — —	$219,252 399,879 215,004	58,000 50,000 55,000	$37,640 39,476 34,523

Craig R. Smith President & Chief Operating Officer	2001 2000 1999	482,695 415,394 321,392	195,887 170,033 0	— — —	137,709 157,082 19,827	58,000 50,000 50,000	21,854 21,841 18,735

Henry A. Berling Executive Vice President, Partnership Development	2001 2000 1999	353,340 323,325 283,346	117,662 105,264 0	— — —	65,455 121,799 63,362	18,000 18,000 25,000	22,018 22,585 19,876

Jeffrey Kaczka Senior Vice President & Chief Financial Officer (6)	2001 2000 1999	234,231 0 0	135,700 0 0	— — —	21,424 0 0	25,000 0 0	2,189 0 0

David R. Guzmán Senior Vice President & Chief Information Officer (7)	2001 2000 1999	342,201 7,882 0	162,101 0 0	— — —	32,860 37,050 0	12,000 15,000 0	6,237 0 0

(1) The Company has no Long-Term Incentive Plans as defined by applicable SEC rules.

(2) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 2001, 2000 or 1999.

(3) Of the total Restricted Stock awards for 2001, the following amounts were awarded to the Named Executive Officer for achieving his stock ownership requirement under the Management Equity Ownership Program (MEOP):

Mr. Minor	$136,000	Mr. Kaczka	$0 (no ownership requirement until 2002)
Mr. Smith	$88,738	Mr. Guzmán	$4,835
Mr. Berling	$36,040

Aggregate restricted stock holdings and values at December 31, 2001 for the Named Executive Officers are as follows:

Mr. Minor	85,269 shares, $1,577,477	Mr. Kaczka	2,400 shares, $44,400
Mr. Smith	24,210 shares, $ 447,885	Mr. Guzmán	2,662 shares, $49,247
Mr. Berling	24,695 shares, $ 456,858

Dividends are paid on restricted stock at the same rate as all shareholders of record.

(4) No SARs were granted in 2001, 2000 or 1999.

(5) Includes for each officer Company contributions or benefits attributable in 2001 to the following:

	401(k) Plan	Stock Purchase Plan	Split Dollar/Company Provided Life Insurance
Mr. Minor	$5,250	$720	$31,670
Mr. Smith	5,250	720	15,884
Mr. Berling	5,250	0	16,768
Mr. Kaczka	464	240	1,485
Mr. Guzmán	3,155	540	2,542

In addition to the amount disclosed in the table, on December 28, 2000, a performance award granted to Mr. Minor in 1999 in lieu of a salary increase met the earnout requirement that the Common Stock close on the New York Stock Exchange at a price equal to or greater than $18.00 per share. The earnout amount of 10,000 shares of Common Stock (valued at $180,000 based on the closing stock price of $18.00 per share) was paid in January 2001 to Mr. Minor in cash at the election of the Compensation & Benefits Committee.

(6) Mr. Kaczka joined the Company as Senior Vice President & Chief Financial Officer on April 17, 2001. Mr. Kaczka’s bonus includes a $50,000 signing bonus paid in 2001.

(7) Mr. Guzmán joined the Company as Senior Vice President & Chief Information Officer on December 11, 2000. Mr. Guzmán’s bonus includes a $50,000 signing bonus paid in 2001.

2001 OPTION GRANTS

This table shows options granted during 2001 to the Named Executive Officers. The Company granted no SARs during 2001.

	Individual Grants(1)				Value(2)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)

G. Gilmer Minor, III	58,000	12.81%	$15.7600	1/30/08	$305,080

Craig R. Smith	58,000	12.81%	15.7600	1/30/08	305,080

Henry A. Berling	18,000	3.98%	15.7600	1/30/08	94,680

Jeffrey Kaczka	25,000	5.52%	16.5900	4/17/08	139,500

David R. Guzmán	12,000	2.65%	15.7600	1/30/08	63,120

(1) The vesting schedule is as follows: 40%, 30% and 30% on first, second and third anniversary of grant date.

(2) Based upon Black Scholes option valuation model. Assumptions include a risk-free interest rate of 4.4%, annual dividend yield of 1.6%-1.7%, an average period outstanding of four years and expected volatility of approximately 41.4%.

2001 OPTION EXERCISES AND YEAR-END OPTION VALUES

This table shows for the Named Executive Officers any options exercised during 2001 and unexercised options held on December 31, 2001. There were no SARs exercised during 2001 or outstanding on December 31, 2001. Value of unexercised options is calculated using the difference between the option exercise price and $18.50 (year-end stock price) multiplied by the number of shares underlying the option.

Name	Shares Acquired Upon Exercise		Value Realized	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End

		Exercisable	Unexercisable	Exercisable		Unexercisable

G. Gilmer Minor, III	70,000		$462,500	223,500	104,500		$894,208	$532,683

Craig R. Smith	0		0	183,750	103,000		994,989	552,670

Henry A. Berling	0		0	147,300	16,200		705,953	84,604

Jeffrey Kaczka	0		0	0	25,000		0	47,750

David R. Guzmán	0		0	6,000	21,000		18,375	60,443

RETIREMENT PLANS

Pension Plan. The Company provides retirement benefits under a defined benefit pension plan to substantially all employees who had earned benefits as of December 31, 1996. Benefits under the pension plan are based upon both length of service and compensation and are determined under a formula based on an individual’s earnings and years of credited service. Funding is determined on an actuarial basis. Effective December 31, 1996, participants in the pension plan ceased to accrue additional benefits; provided, however, that participants who had completed at least five years of service as of January 1, 1997 and whose age plus years of service equaled at least 65 continue to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) retirement, death or termination of employment (with the exception of certain highly compensated employees if the pension plan does not meet certain coverage requirements of the Internal Revenue Code).

The following table shows estimated annual benefits payable under the pension plan at normal retirement age of 65 years based on the specified remuneration and years of service:

Average Compensation(1)		Average Straight Life Annuity Benefits Based On Years of Credited Service

	15 yrs.		20 yrs.		25 yrs.		30 yrs.		35 yrs.

200,000		32,055		41,674		51,293		60,912		70,531

300,000		39,736		54,315		68,893		83,472		98,050

400,000		46,680		66,218		85,756		105,294		124,832

500,000		53,623		78,121		102,618		127,116		140,000

600,000		60,566		90,023		119,480		140,000		140,000

700,000		67,510		101,926		136,343		140,000		140,000

800,000		74,453		113,829		140,000		140,000		140,000

900,000		81,396		125,732		140,000		140,000		140,000

1,000,000		88,340		137,635		140,000		140,000		140,000

1,100,000		95,283		140,000		140,000		140,000		140,000

1,200,000		102,226		140,000		140,000		140,000		140,000

1,300,000		109,169		140,000		140,000		140,000		140,000

1,400,000		116,113		140,000		140,000		140,000		140,000

(1) Average compensation represents compensation based upon a benefit formula applied to an employee’s career average earnings, which approximates the amount of salary set forth in the Summary Compensation Table. The maximum amount of covered compensation is $170,000, or some other amount as may be determined by the Secretary of Treasury pursuant to Section 401(a)(17) of the Internal Revenue Code.

Benefits are computed on a straight-life annuity basis, and are not subject to offset for Social Security benefits or other amounts. The years of service credited for the Named Executive Officers under the pension plan are presently as follows: Mr. Minor, 36 years; Mr. Smith, 11 years; Mr. Berling, 33 years; Mr. Kaczka, not eligible; and Mr. Guzmán, not eligible.

Supplemental Executive Retirement Plan. The Company provides supplemental retirement benefits to certain employees selected by the Compensation & Benefits Committee under the Supplemental Executive Retirement Plan (“SERP”). The SERP entitles participants to receive a specified percentage (in the case of the Named Executive Officers, 65%) of the participant’s average base monthly salary (plus bonus for certain participants, including the Named Executive Officers) during the five years preceding his or her retirement reduced by the benefit payable under the pension plan, Social Security and any defined benefit pension plan of a prior employer. The estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are:

Mr. Minor $491,809, Mr. Smith $376,485, Mr. Berling $225,164, Mr. Kaczka (participation effective 1/1/03), Mr. Guzmán (participation effective 1/1/02).

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee (the “Compensation Committee”) is comprised of six outside directors who are not current or past employees of the Company. The Compensation Committee’s primary functions are to:

•	oversee the design and competitiveness of the Company’s total compensation program,
•	evaluate the performance of the Company’s senior executives and approve related compensation actions, and
•	administer the Company’s compensation plans for officers.
The Compensation Committee met four times during 2001.

Executive Compensation Philosophy

The Compensation Committee’s philosophy is to:

•	establish and maintain programs and practices that promote achievement of the Company’s strategic objectives,
•	provide rewards that reflect the Company’s performance, and
•	align executives’ financial interests with those of shareholders.

To accomplish this, compensation for executives is based on measures of the Company’s financial performance and strategic results that should translate to increased shareholder value.

The Compensation Committee also strives to maintain market competitive compensation levels. To meet this objective, the Compensation Committee evaluates executive compensation levels through comparisons to the peer companies included in the performance graph of this proxy statement, and other companies of similar size and operating characteristics. Base salaries are targeted at competitive market median for like experienced executives. Annual incentive compensation opportunities, when combined with base salaries, are intended to fully reach competitive median total cash compensation levels as warranted by the Company’s and the individual officer’s performance. Longer-term incentive compensation opportunities, such as stock options and restricted stock, link executive compensation with achievement of strategic objectives and shareholder value growth. This combination is intended to focus management on the annual and longer-term success of the Company.

The Compensation Committee recognizes that sometimes it is necessary to sacrifice short-term financial performance to obtain longer-term business success. The Compensation Committee regularly monitors the balance between annual and longer-term rewards and acts as needed to encourage meaningful levels of share ownership among executives. The Management Equity Ownership Program (MEOP) adopted in 1997 for the Company’s officers further aligns the interests of executives and shareholders.

Committee Process and Compensation Administration

In deciding base salary levels, incentive payments and granting of stock options and restricted stock, the Compensation Committee looks to the Chief Executive Officer for recommendations on senior executives. The Compensation Committee meets privately, without the presence of management (including the Chief Executive Officer), to determine compensation actions for the Chief Executive Officer. To maintain the desired level of competitiveness and technically sound compensation and benefit programs, the Compensation Committee obtains input from the Company’s Human Resources Department and periodically from outside advisors.

Base Salary

Consistent with the Compensation Committee’s compensation philosophy, in 2001 base salary increases for the Named Executive Officers were determined based on individual performance and the competitiveness of their current salary. The Chief Executive Officer received an increase in base salary to $680,000.

Annual Incentive

Each year the Compensation Committee meets to review key aspects of the upcoming year’s business plan and establish Annual Incentive Plan goals for each corporate officer, including the Chief Executive Officer. Goals under this plan are weighted to reflect their importance and contribution to Company performance and therefore shareholder experience.

The 2001 Annual Incentive Plan goals for named executives included a minimum net income goal and Company results measured by revenue growth, profitability and earnings per share. The Compensation Committee receives periodic updates during the year on business performance in relation to incentive plan goals.

At the close of each year, the Compensation Committee meets to discuss performance compared to Annual Incentive Plan goals and longer-term strategic business goals. These longer-term business goals center around the Company’s strategic objectives to remain customer oriented in everything it does and to actively evolve its business consistent with the service needs of customers and the Company’s markets.

For 2001 the Company showed a 9 percent increase in sales to $3.8 billion from $3.5 billion in 2000. Excluding the effects of after-tax restructuring credits taken in 2001 and 2000, as well as two unusual charges and an extraordinary item recorded in the third quarter of 2001, net income increased to $37.5 million in 2001, compared to $32.7 million in 2000. Net income per diluted common share, excluding the effects of the restructuring credits, the unusual charges and the extraordinary item, was $1.03, compared to $0.93 in 2000.

The target cash award payable under the Company’s Annual Incentive Plan to the Chief Executive Officer for meeting targeted Company financial goals was 60% of his base salary. Based on these performance measures, the Chief Executive Officer earned an annual incentive award of $333,009. The named executive officers also received bonuses for 2001 performance.

Under the Company’s Annual Incentive Plan, executives are also eligible to receive a bonus of Common Stock equivalent to an additional 25% of the cash incentive payment. The shares are restricted and vest provided the officer remains an employee of the Company for the following three years. The restricted stock bonus for Named Executive Officers is dependent on performance against the same goals as for the Annual Incentive Plan. A stock award was made to the Chief Executive Officer in the amount of 4,333 shares.

Long-Term Incentive Plan

Each year the Compensation Committee considers granting awards under the Company’s stock option plan. The plan provides for the use of non-qualified stock options, incentive stock options, restricted and performance-based awards, and stock appreciation rights. The Compensation Committee’s decision to grant stock options is discretionary and largely determined by financial performance and strategic accomplishments, although there are no specific performance targets for this purpose. Option grant decisions may also be based upon outstanding individual performance, job promotions and greater responsibility within the Company.

Stock options are a key component of a competitive total compensation program. The Compensation Committee believes stock option grants have historically been effective in focusing executives on enhancing long-term profitability and shareholder value. The Compensation Committee granted 58,000 stock options to the Chief Executive Officer in 2001 to encourage future growth in shareholder returns. Grants were also provided to the other Named Executive Officers. The Compensation Committee does not specifically consider the number of options currently held by an officer in determining current option grant levels.

Management Equity Ownership Program

As stated earlier, in 1997 the Compensation Committee approved the Management Equity Ownership Program (MEOP) for members of the management team, including each of the Named Executive Officers. This program is intended to strengthen the alignment of management and shareholder interests by creating meaningful levels of stock ownership by management. An ownership target has been determined for each level of the management team. These targets range from four times salary for the Chief Executive Officer to one times salary for Vice Presidents. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) Plan and Stock Purchase Plan and restricted stock holdings. To encourage ownership and help senior management meet their equity investment targets, participants may elect to receive a portion of their annual cash incentive award in restricted stock.

Participants are given a five-year period to reach the full target ownership amount with interim ownership targets to meet each year. As of December 31, 2001, the value of the stock owned by participants, in aggregate, well exceeded the aggregate full target ownership amount. The Named Executive Officers as a group have beneficial ownership levels (excluding stock options held) of 2.8% of common shares outstanding. This is above the peer group median ownership level of 1.4% of common shares outstanding.

If a participant meets his or her target level of ownership, a 10% annual equity ownership dividend (the dividend is reduced to 5% for the years subsequent to a participant reaching his or her full target ownership amount) is paid on all Common Stock owned up to the participant’s full target level. The dividend is paid in the form of restricted stock and will vest five years after grant if the desired ownership level is maintained. If a participant’s ownership falls below the desired level, a portion of his or her annual bonus and/or salary increase, if earned, will be paid in the form of restricted stock and dividend shares will be forfeited until the target ownership level is met. During 2001, the Chief Executive Officer was granted an annual dividend of 7,372 restricted shares.

Corporate Tax Considerations

Congress passed a law effective in 1994, covered in Section 162(m) of the Internal Revenue Code that disallows corporate tax deductions for executive compensation in excess of $1 million for “proxy table” executives. This law does allow for certain exemptions to the deduction cap, including pay plans that depend on formulas rather than discretion and therefore are “performance-based.”

All current executive compensation is fully deductible. The Compensation Committee intends that the Company’s pay plans and actions be performance-based and therefore fully eligible for compensation expense deductions.

TH	E COMPENSATION & BENEFITS COMMITTEE

Joh	n T. Crotty
Ve	rnard W. Henley
Pet	er S. Redding
Jam	es E. Rogers (Chairman)
Jam	es E. Ukrop
An	ne Marie Whittemore

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following performance graph compares the performance of the Company’s Common Stock to the S&P 500 Index and a Peer Group (which includes the Company and the companies listed below) for the last five years.

5-YEAR TOTAL SHAREHOLDER RETURN

This graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

[*Graph prepared by William M. Mercer, Incorporated]

(1)    The Industry Peer Group selected for purposes of the performance graphs consists of companies engaged in the business of healthcare product distribution and includes Owens & Minor, Inc., Amerisource Bergen Corporation, Cardinal Health, Inc., Henry Schein Inc., McKesson HBOC, Inc., Moore Medical Corp. and PSS World Medical, Inc. Two peer companies, Bergen Brunswig Corporation (acquired by AmeriSource Health Corporation in 2001) and Bindley Western Industries, Inc. (acquired by Cardinal Health, Inc. in 2001) are no longer separately included in the Industry Peer Group.

SEVERANCE AGREEMENTS

The Company has entered into Severance Agreements with certain officers in order to encourage key management personnel to remain with the Company and to avoid distractions regarding potential or actual changes in control of the Company.

The Severance Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated for any reasons (other than as a consequence of death, disability or normal retirement) within two years after a change in control. For the Named Executive Officers, the severance benefit is equal to 2.99 times the officer’s annual base salary plus bonus.

Each Severance Agreement continues in effect through December 31, 2002, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.

March 13, 2002

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL
Senior Vice President,
General Counsel & Secretary

Directions to
Owens & Minor, Inc. Annual Meeting of Shareholders
Thursday, April 25, 2002 — 10:00 a.m.
at
The Jefferson Hotel
101 West Franklin Street
Richmond, Virginia

(804) 788-8000
(888) 943-8800

From North

•	Take I-95 South
•	Take Exit 76B (Belvidere Street Exit)
•	At first light, turn left onto Leigh Street
•	At next light, turn right onto Belvidere Street
•	At fifth light, turn left onto Franklin Street
•	The Jefferson is four blocks on the right

From South

•	Take I-95 North
•	Take Exit 74A to 195 (Downtown Expressway)
•	Go approximately one mile
•	Take Belvidere Street Exit
•	Turn right onto Belvidere Street
•	At third light, turn right onto Franklin Street
•	The Jefferson is four blocks on the right

From East

•	Take I-64 West
•	Take Exit 190 (Fifth Street/Coliseum Exit)
•	Stay on Fifth Street
•	Turn right onto Grace Street (one block beyond Broad Street)
•	Go eight blocks, turn left onto Jefferson Street
•	Turn left onto Franklin Street

From West

•	Take I-64 East to merge with I-95
•	Take I-95 South
•	Take Exit 76B (Belvidere Street Exit)
•	Turn left onto Leigh Street
•	At first light, turn right onto Belvidere Street
•	At fifth light, turn left onto Franklin Street
•	The Jefferson is four blocks on the right

FOR ADDITIONAL DIRECTIONS OR A MAP, PLEASE CONTACT OWENS & MINOR AT (800) 488-8850.

PARKING INFORMATION

The Jefferson’s parking lot is located at the north corner of Main and Adams Streets. Parking passes for this lot will be available at the meeting.

OWENS & MINOR, INC.

PROXY

Solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints A. Marshall Acuff, Jr., Henry A. Berling, James B. Farinholt, Jr., and Anne Marie Whittemore (and if the undersigned is a proxy, the substitute proxy) and each of them with power of substitution, the proxies of the undersigned to vote all shares held of record on March 1, 2002 by the undersigned as directed on the reverse side and in their discretion on all other matters which may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc., to be held on April 25, 2002 at 10:00 A.M. at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, and any adjournments or postponements thereof.

The undersigned directs said proxies to vote as specified upon the items shown herein which are referred to in the Notice of Annual Meeting and as set forth in the Proxy Statement.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

(Continued and to be dated and signed on the reverse side.)

OW	ENS & MINOR, INC.
P.O	. BOX 11421
NE	W YORK, N.Y. 10203-0421

ê  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  ê

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	Votes must be indicated (x) in Black or Blue ink.		2. Ratification of appointment of KPMG LLP as independent auditors.	FOR	AGAINST	ABSTAIN

The Board of Directors recommends a vote FOR Proposals 1 and 2.			3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

1. Election of Directors

FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees	FOR ALL EXCEPT nominee(s) marked in space below

For a term of three years: Vernard W. Henley; G. Gilmer Minor, III; Peter S. Redding

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL EXCEPT” box and write the nominee’s(s’) name(s) in the space provided below. Your shares will be voted for the remaining nominee(s).)
To change your address, please mark this box.
SCAN LINE

Please sign exactly as your name appears herein. Attorneys-in-fact, executors, administrators, trustees and guardians should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Shareholders who are present at the meeting may withdraw their proxy and vote in person if they so desire.

		Date	Share Owner sign here	Co-Owner sign here